Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the inclusion in the Prospectus, constituting part of the Registration Statement on Amendment No. 6 to Form F-1 (“Registration Statement”) of Lizhan Environmental Corporation of our report dated March 25, 2010 except for Note 20, as to which the date is September 14, 2010, with respect to the consolidated financial statements of Lizhan Environmental Corporation as of and for the years ended September 30, 2009 and 2008 which appear in such Registration Statement. We also hereby consent to the references to Our firm under the caption “Experts” in such Registration Statement.

UHY VOCATION HK CPA Limited,
Hong Kong,  People’s Republic of China.
November 17, 2010.